Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of July 10, 2019, is entered into by and among Capitol Investment Corp. IV, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Capitol Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Owner”), and NESCO Holdings I, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Acquiror, Intermediate Holdings, Merger Sub, New Holdco, the NESCO Owner and the Company are parties to the Agreement and Plan of Merger, dated as of April 7, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as set forth herein to memorialize certain agreements reached by the parties.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1.01. Amendments.

(a) The definition of Available Closing Date Cash in Section 1.01 of the Agreement is hereby amended as follows:

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (ii) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders, plus (iii) up to $10,000,000 of fees, expenses or other commissions that are forgiven, cancelled, reduced or otherwise no longer payable to Acquiror’s and/or the Company’s respective financial advisors in connection with the consummation of the Transactions.

(b) The definition of Cash Merger Consideration in Section 1.01 of the Agreement is hereby deleted in its entirety.

(c) The definition of Maximum Target in Section 1.01 of the Agreement is hereby amended as follows:

“Maximum Target” has the meaning specified in Section 2.06(a)(iii).

(d) The definition of PIPE Investment in Section 1.01 of the Agreement is hereby amended as follows:

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 8.09 (including any equity investments consummated in connection with the Closing by the Sponsors, the NESCO Owner or their respective Affiliates, including pursuant to Section 2.07).

(e) The definition of Redemption Adjustment Amount in Section 1.01 of the Agreement is hereby deleted in its entirety.

(f) A new definition of “Second Target” is hereby added to Section 1.01 of the Agreement as follows:

“Second Target” has the meaning specified in Section 2.06(a)(ii).

(g) The definition of Stock Consideration in Section 1.01 of the Agreement is hereby amended as follows:

“Stock Consideration” means (i) 19,660,638 shares of Acquiror Common Stock and (ii) 2,000,000 shares of Acquiror Sponsor Stock.

(h) Sections 2.06(a), (b), (e) and (f) of the Agreement are hereby amended and a new Section 2.06(g) is hereby added, in each case, as follows:

2.06 Earnout.

(a) From and after the Closing until (x) the fifth anniversary of the Closing Date with respect to the Earnout Shares referred to in clauses (a)(i), (a)(ii), (b)(i) and (b)(ii) below and (y) the seventh anniversary of the Closing Date with respect to the Earnout Shares referred to in clauses (a)(iii) and (b)(iii) below (clauses (x) and (y) together, the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Acquiror shall issue, up to an additional 3,451,798 shares of Acquiror Common Stock (the “Earnout Shares”) to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), fully paid and free and clear of all Liens other than applicable Securities Law restrictions:

(i) if the Acquiror Common Stock Price is greater than $13.00 (such share price as adjusted pursuant to this Section 2.06, the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock;

(ii) if the Acquiror Common Stock Price is greater than $16.00 (such share price as adjusted pursuant to this Section 2.06, the “Second Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock plus the amount of shares of Acquiror Common Stock issuable pursuant to Section 2.06(a)(i), if not previously issued; and

(iii) if the Acquiror Common Stock Price is greater than $19.00 (such share price as adjusted pursuant to this Section 2.06, the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days, 1,651,798 shares of Acquiror Common Stock plus the amount of shares of Acquiror Common Stock issuable pursuant to Section 2.06(a)(i) and Section 2.06(a)(ii), if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Acquiror shall, no later than immediately prior to the consummation of such Change in Control, issue to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), free and clear of all Liens other than applicable Securities Law restrictions, a number of Earnout Shares equal to the following:

(i) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, 900,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i);

(ii) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, 1,800,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i) or Section 2.06(a)(ii); and

(iii) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Maximum Target, 3,451,798 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i), Section 2.06(a)(ii) or Section 2.06(a)(iii).

For the avoidance of doubt, if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 2.06(b).

(e) If Acquiror shall at any time during the Earnout Period pay any dividend on shares of Acquiror Stock by the issuance of additional shares of Acquiror Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Acquiror Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Stock, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Stock (including any other shares so reclassified as Acquiror Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Stock that were outstanding immediately prior to such event, and (ii) the Acquiror Common Stock Price values set forth in Sections 2.06(a)(i), (ii) and (iii) above shall be appropriately adjusted to provide to the NESCO Owner the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Acquiror shall use reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the shares of Acquiror Common Stock (including, when issued, the Earnout Shares) to be tradable over, an Approved Stock Exchange and (ii) the Earnout Shares, when issued, to be approved for listing on an Approved Stock Exchange; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.06(b) above, Acquiror shall have no further obligations pursuant to this Section 2.06(f); provided, further, the foregoing requirements for Earnout Shares to be tradable over an Approved Stock Exchange and approved for listing on an Approved Stock Exchange shall not apply with respect to any Earnout Shares issued pursuant to Section 2.06(g) below.

(g) Notwithstanding the foregoing, if a Change in Control has not occurred on or prior to the three (3) year anniversary of the Closing Date, with respect to any Earnout Shares that have not been issued as of such date, then Acquiror shall issue such unissued Earnout Shares to the NESCO Owner, fully paid but subject to the restrictions set forth in the Stockholders’ Agreement and other applicable Securities Law restrictions.

(i) A new Section 2.07 is hereby added to the Agreement as follows:

2.07 NESCO Owner Investment. Concurrently with the Closing, the NESCO Owner shall, or shall cause one or more of its Affiliates to, purchase, and Acquiror shall issue to the NESCO Owner or such Affiliate or Affiliates, 2,500,000 newly-issued shares of Acquiror Common Stock at a price equal to $10.00 per share ($25,000,000 in the aggregate) payable in cash (by wire transfer of immediately available funds to an Acquiror bank account specified by Acquiror to the NESCO Owner). Such Acquiror Common Stock will, upon issuance, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued free and clear of all Liens other than restrictions in the organizational documents of Acquiror and the Stockholders’ Agreement and applicable Securities Laws restrictions.

(j) Section 3.01(b) of the Agreement is hereby amended as follows:

(b) The “Merger Consideration” shall comprise, collectively, (i) the Stock Consideration and (ii) the Warrant Consideration. The “Per Share Merger Consideration” shall comprise, collectively, each of the items (i)-(ii) in the definition of Merger Consideration, in each case, divided by the total number of issued and outstanding shares of Company Common Stock immediately prior to the First Effective Time.

(k) Section 3.02 of the Agreement is hereby amended as follows:

3.02 Delivery of Merger Consideration. At the First Effective Time, Acquiror shall deliver or cause to be delivered to NESCO Owner (a) the Stock Consideration and (b) the Warrant Consideration.

(l) Section 3.03 of the Agreement is hereby amended as follows:

3.03 Cancellation of Sponsor Shares and Sponsor Warrants. Pursuant to the terms of and as further specified in the Sponsor Agreement, immediately prior to the Domestication, Acquiror and the Sponsors shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, the Surviving Company or the Sponsors: (a) 2,348,201 Sponsor Shares and (b) 2,500,000 Sponsor Warrants.

(m) Section 3.08 of the Agreement is hereby amended as follows:

3.08 Closing Statement. No more than five, nor less than three, Business Days prior to the Closing, Acquiror shall deliver to the NESCO Owner a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith the NESCO Owner’s comments to the Closing Date Certificate delivered to Acquiror no less than two Business Days prior to the Closing.

(n) Section 8.04 of the Agreement is hereby amended as follows:

8.04 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the Debt Financing and any PIPE Investment to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b the payment of the Repaid Indebtedness pursuant to Section 3.07; (c) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.06; and (d) the balance of the assets in the Trust Account and net proceeds of the Debt Financing and any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) through (c), to be disbursed to Acquiror or the Surviving Company.

(o) Exhibit B of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex I.

(p) Schedule 8.05(a) of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex II.

SECTION 1.02. Authorization. Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such party in accordance with Section 12.10 of the Agreement and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms. The parties hereby consent to and approve this amendment for all purposes of the Agreement.

SECTION 1.03. Miscellaneous.

(a) After giving effect to this Amendment, references in (x) the Agreement, (y) the Schedules to the Agreement and (z) each ancillary agreement to the Agreement to “this Agreement”, “the Agreement”, the “Merger Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment, in each case, unless the context otherwise requires.

(b) Except as amended hereby, the Agreement shall remain in full force and effect. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Agreement.

(c) This Amendment may be executed in counterparts which together shall constitute a single agreement.

(d) This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date hereof.

CAPITOL INVESTMENT CORP. IV

By:	/s/ L Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INTERMEDIATE HOLDINGS, LLC

By:	/s/ L Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INVESTMENT MERGER SUB 1, LLC

By:	/s/ L Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INVESTMENT MERGER SUB 2, LLC

By:	/s/ L Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

NESCO HOLDINGS, LP

By: NESCO Holdings GP, LLC,
Its: General Partner

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	President and Secretary

NESCO HOLDINGS I, INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Assistant Secretary, President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

ANNEX I

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), dated as of [_________], 2019 (the “Effective Time”), is entered into by and among (i) Nesco Holdings, Inc., a Delaware corporation (the “Company”); (ii) NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Holder”, and together with its successors and assigns, the “NESCO Holders”); (iii) Energy Capital Partners III, LP, a Delaware limited partnership, Energy Capital Partners III-A, LP, a Delaware limited partnership, Energy Capital Partners III-B, LP, a Delaware limited partnership, Energy Capital Partners III-C, LP, a Delaware limited liability company, Energy Capital Partners III-D, LP, a Delaware limited partnership, and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, “ECP”); and (iv) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company, and the other Persons included on the signature pages hereto as “Sponsors” (collectively, the “Sponsors”). Each of the Company, NESCO Holders, ECP and the Sponsors may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 6 of this Agreement.

WHEREAS, the Company has agreed to permit the NESCO Holder who Beneficially Owns [●]% of the issued and outstanding common stock of the Company, par value $0.0001 per share (the “Common Stock”), as of the Effective Time, to designate up to three persons for nomination for election to the board of directors of the Company (the “Board”) and to provide certain ongoing rights with respect to the nomination of directors on the terms and conditions set forth herein; and

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of April 7, 2019, by and between the Company, the NESCO Holder and the other parties thereto (the “Merger Agreement”), the Sponsors have agreed to certain transfer restrictions and forfeiture terms with respect to the Sponsor Earnout Shares (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the NESCO Holders holding a majority of the NESCO Shares shall have the right to designate up to three persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten days after receiving notice of the date of the applicable meeting of shareholders provided to the NESCO Holders; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b).

(b) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time: (i) the size of the Board shall be set at seven members; and (ii) the following persons, including the two NESCO Directors, shall form the composition of the Board: (A) Lee Jacobson and L. Dyson Dryden shall be appointed as Class A Directors with terms ending at the Company’s 2020 Annual Meeting; (B) Jeff Stoops and Rahman D’Argenio shall be appointed as Class B Directors with terms ending at the Company’s 2021 Annual Meeting; and (C) Mark Ein, Doug Kimmelman and William Plummer shall be appointed as Class C Directors with terms ending at the Company’s 2022 Annual Meeting; provided, that if, as of the Effective Time, the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 35% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), then, subject to Section 1(c), the Company shall take all necessary and desirable actions within its control such that: (1) the size of the Board shall be set at eight members and (2) the NESCO Holders shall be entitled to designate one additional person (who shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange) to be appointed as a Class B Director with his or her term ending at the Company’s 2021 Annual Meeting; provided, further, that if, as of the Effective Time, the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 45% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis; provided, that the Sponsor Earnout Shares shall not be included in such calculation of the total number of shares of Common Stock issued and outstanding), then, subject to Section 1(c), the Company shall take all necessary and desirable actions within its control such that: (1) the size of the Board shall be set at nine members and (2) the NESCO Holders shall be entitled to designate one additional person (who shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange) to be appointed as a Class A Director with his or her term ending at the Company’s 2020 Annual Meeting and one additional person to be appointed as a Class B Director with his or her term ended at the Company’s 2021 Annual Meeting.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the shareholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 45% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis; provided, that the Sponsor Earnout Shares shall not be included in such calculation of the total number of shares of Common Stock issued and outstanding), the NESCO Holders holding a majority of the NESCO Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to four (less the number of NESCO Directors who are not up for election), and the size of the Board shall be set at nine members;

(ii) for so long as the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 35% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), but less than 45% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the NESCO Holders holding a majority of the NESCO Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to three (less the number of NESCO Directors who are not up for election), and the size of the Board shall be set at eight members;

(iii) for so long as the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), but less than 35% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the NESCO Holders holding a majority of the NESCO Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to two (less the number of NESCO Directors who are not up for election), and the size of the Board shall be set at seven members; and

(iv) for so long as the NESCO Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) but less than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the NESCO Holders holding a majority of the NESCO Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to one (less the number of NESCO Directors who are not up for election), and the size of the Board shall be set at seven members;

provided, that, no reduction in the number of shares of Common Stock over which the NESCO Holders and their Affiliates retain voting control shall shorten the term of any incumbent Director.

(d) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the shareholders of the Company for each election of Directors and recommended by the Board at any meeting of shareholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board. In addition, each Shareholder agrees with the Company that such Shareholder shall vote in favor of each person to be appointed or nominated, as the case may be, for election to the Board and who has been recommended by the Board for such appointment or nomination at every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a NESCO Director or for any other reason (including, for avoidance of doubt, vacancies because NESCO Holders have not yet nominated persons to serve as directors pursuant to Section 1(b)), the NESCO Holders holding a majority of the NESCO Shares shall be entitled to designate such person’s successor, and the Company shall, within ten days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such NESCO Director shall not be filled pending such designation and appointment, unless the NESCO Holders fail to designate such Nominee for more than 15 days, after which the Company may appoint an interim successor Director until the NESCO Holders make such designation.

(f) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the NESCO Holders holding a majority of the NESCO Shares shall be entitled to designate promptly another Nominee and the Shareholders and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the NESCO Holders fail to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a director if duly elected until the NESCO Holders make such designation. The NESCO Holders shall not be obligated to designate all (or any) of the directors they are entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.

(g) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each NESCO Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(h) In accordance with the Company’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify the NESCO Holders in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by the NESCO Holders holding a majority of the NESCO Shares, the Shareholders and the Company shall take all necessary steps within its control to cause at least one NESCO Director (selected by such NESCO Holders) to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods).

(i) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

(j) For so long as any NESCO Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(k) Notwithstanding anything herein to the contrary, if the NESCO Holders have the right to designate one or more Nominees and either have not exercised such right with respect to any Nominee or no such Nominee has not been elected as a NESCO Director (such that there are no NESCO Directors on the Board), then the NESCO Holders holding a majority of the NESCO Shares may elect at such time in their sole discretion to designate one Board observer (regardless of how many rights to designate Designees such NESCO Holders have) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The NESCO Holders holding a majority of the NESCO Shares may revoke any such Observation Election at any time upon written notice to the Company after which the NESCO Holders shall be entitled to designate a replacement Board Observer.

(l) The Nominees may, but do not need to, qualify as “independent” pursuant to listing standards of the Approved Stock Exchange, except that, if the NESCO Holders have the right to designate at least three Nominees, then at least one Nominee shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange. All other Directors of the Board other than the Chief Executive Officer of the Company shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange.

(m) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by the NESCO Holders shall not impact the NESCO Holders’ right to fill a vacancy resulting from any Nominee ceasing to serve as a Director for any reason.

(n) Notwithstanding anything herein to the contrary, from and after the Effective Time and at any time prior to a Termination Event, the Shareholders shall not knowingly take or agree to take, directly or indirectly, any action to frustrate, obstruct or otherwise prevent, the Company from performing its obligations to nominate the Nominees under Section 1(c).

Section 2. Actions Requiring Special Approval. Without the prior approval of the NESCO Holders, from and after the Effective Time and at any time prior to a Termination Event, the Company shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board or to make a change to the classes on which the Directors serve.

Section 3. Sponsor Earnout Shares.

(a) Other than in connection with the Merger Agreement and the transactions contemplated thereby or in accordance with Section 3(g), subject to Section 3(c) and Section 3(d), no Sponsor may Transfer any of its Sponsor Earnout Shares prior to the third anniversary of the Effective Time. From and after the third anniversary of the Effective Time, the Sponsor Earnout Shares may be Transferred, subject to Section 3(h).

(b) Subject to Section 3(c) and Section 3(d), on (i) the fifth anniversary of the Effective Time, the Minimum Target Sponsor Earnout Shares and the Second Target Sponsor Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Effective Time, the Maximum Target Sponsor Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person.

(c) The restrictions and forfeiture provisions set forth in this Section 3, including, for avoidance of doubt, Section 3(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $13.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Minimum Target”), for any period of 20 trading days out of 30 consecutive trading days, (ii) such Sponsor’s Second Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $16.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Second Target”), for any period of 20 trading days out of 30 consecutive trading days and (iii) such Sponsor’s Maximum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $19.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Maximum Target”), for any period of 20 trading days out of 30 consecutive trading days.

(d) The restrictions and forfeiture provisions set forth in this Section 3, including, for avoidance of doubt, Section 3(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 3(c), (ii) such Sponsor’s Minimum Target Sponsor Earnout Shares and Second Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 3(c), and (iii) such Sponsor’s Minimum Target Sponsor Earnout Shares, Second Target Sponsor Earnout Shares and Maximum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 3(c).

(e) The Sponsors and the Company acknowledge and agree that:

(i) Sponsor Earnout Shares shall participate in any dividends or other distributions with respect to Common Stock prior to the date such Sponsor Earnout Shares become Transferable in accordance herewith and thereafter;

(ii) Sponsor Earnout Shares shall have all voting rights, and the Sponsors shall be entitled to vote on any matter as a holder of Sponsor Earnout Shares, prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith and thereafter;

(iii) notwithstanding anything to the contrary herein, the Sponsor Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(iv) each certificate evidencing any Sponsor Earnout Shares and each certificate issued in exchange for or upon the Transfer of any Sponsor Earnout Shares (unless such Sponsor Earnout Shares are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 3) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF [___________], 2019, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the Sponsor Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any Sponsor Earnout Shares that are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 3.

(f) Any purported Transfer of Sponsor Earnout Shares in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(g) Notwithstanding anything to the contrary in this Section 3, Transfers of Sponsor Earnout Shares are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 3 as if they were the original holders of such Sponsor Earnout Shares and (B) promptly Transfer such Sponsor Earnout Shares back to the applicable Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(h) Notwithstanding anything to the contrary in this Section 3, for so long as the applicable Sponsor Earnout Shares are subject to the forfeiture provisions set forth in this Section 3, prior to any Transfer of any Sponsor Earnout Shares, the Transferee of such Sponsor Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such Sponsor Earnout Shares remain subject to the forfeiture provisions set forth in this Section 3.

Section 4. NESCO Holder Earnout Shares.

(a) Subject to Section 4(b) and Section 4(c), on (i) the fifth anniversary of the Effective Time, the Minimum Target NESCO Holder Earnout Shares and the Second Target NESCO Holder Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Effective Time, the Maximum Target NESCO Holder Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person. For avoidance of doubt, to the extent that Earnout Shares (used herein as defined in the Merger Agreement) are issued pursuant to satisfaction of Section 2.06(a)(i) - (iii) of the Merger Agreement or Section 2.06(b)(i) - (iii) of the Merger Agreement, such Earnout Shares shall not be subject to the forfeiture provisions set forth in this Section 4.

(b) The forfeiture provisions set forth in this Section 4 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Minimum Target for any period of 20 trading days out of 30 consecutive trading days, (ii) the Second Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Second Target for any period of 20 trading days out of 30 consecutive trading days and (iii) the Maximum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Maximum Target for any period of 20 trading days out of 30 consecutive trading days.

(c) The forfeiture provisions set forth in this Section 4 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 4(b), (ii) the Minimum Target NESCO Holder Earnout Shares and Second Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 4(b), and (iii) the Minimum Target NESCO Holder Earnout Shares, Second Target NESCO Holder Earnout Shares and Maximum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 4(b).

(d) NESCO Holder and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the NESCO Holder Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any NESCO Holder Earnout Shares and each certificate issued in exchange for or upon the Transfer of any NESCO Holder Earnout Shares (unless such NESCO Holder Earnout Shares are no longer subject to the forfeiture provisions set forth in this Section 4) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AND OTHER PROVISIONS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF [___________], 2019, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the NESCO Holder Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any NESCO Holder Earnout Shares that are no longer subject to the forfeiture provisions set forth in this Section 4.

(e) Notwithstanding anything to the contrary in this Section 4, for so long as the applicable NESCO Holder Earnout Shares are subject to the forfeiture provisions set forth in this Section 4, prior to any Transfer of any NESCO Holder Earnout Shares, the Transferee of such NESCO Holder Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such NESCO Holder Earnout Shares remain subject to the forfeiture provisions set forth in this Section 4. Any purported Transfer of NESCO Holder Earnout Shares in violation of this Section 4(e) shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

Section 5. Restrictions on Transfer of Common Stock During the Restricted Period.

(a) Other than in connection with the Merger Agreement and the transactions contemplated thereby or in accordance with Section 5(d), no Shareholder may Transfer any of its shares of Common Stock or any warrants to purchase shares of Common Stock during the period commencing on the date hereof and ending on [●].1

(b) The Shareholders and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held by a Shareholder shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any shares of Common Stock held by a Shareholder and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock held by a Shareholder (unless such shares are no longer subject to the restrictions on Transfer set forth in this Section 5) shall be stamped or otherwise imprinted with a legend in substantially the form set forth in Section 3(d)(v). The Company shall imprint such legend on certificates evidencing the shares of Common Stock held by each Shareholder. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock held by a Stockholder that are no longer subject to the restrictions on Transfer set forth in this Section 5.

(c) Any purported Transfer of shares of Common Stock or warrants to purchase shares of Common Stock, in each case, held by a Stockholder in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(d) Notwithstanding anything to the contrary in this Section 5, Transfers of shares of Common stock and warrants to purchase shares of Common Stock are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 5 as if they were the original holders of such shares or warrants and (B) promptly Transfer such shares or warrants back to the applicable Shareholder if they cease to be a Permitted Transferee for any reason prior to the date such shares or warrants become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

[1]	Note to Draft: To be the 180 day anniversary of the closing date.

Section 6. Definitions.

“Action” has the meaning ascribed to it in the Merger Agreement.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the recitals.

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Change in Control” means the occurrence of the following event: any one Person (other than the NESCO Holder or its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding the NESCO Holder or its Affiliates), acquiring ownership of equity securities of the Company which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of the Company; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of the Company through one or more transactions, the “price per share” paid or payable to the stockholders of the Company for purposes of Section 3(d) and Section 4(c) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Change in Control Consideration” means the amount per share to be received by a holder of shares of Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Price” means, on any date after the Effective Time, the closing sale price per share of Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“ECP” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in the preamble.

“Law” has the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Maximum Target” has the meaning set forth in Section 3(c).

“Maximum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 1,651,798 shares of NESCO Holder Earnout Shares.

“Maximum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Maximum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A hereto.

“Minimum Target” has the meaning set forth in Section 3(c).

“Minimum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Minimum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Minimum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A hereto.

“NESCO Director” means an individual elected to the Board that has been nominated by the NESCO Holders pursuant to this Agreement. For the avoidance of doubt, each of Rahman D’Argenio and Doug Kimmelman (and the person(s) to be designated pursuant to and in accordance with the terms of Section 1(b)) shall be deemed to have been nominated by the NESCO Holders pursuant to this Agreement.

“NESCO Holder Earnout Shares” means the Earnout Shares issued pursuant to Section 2.06(g) of the Merger Agreement.

“NESCO Shares” means any shares of Common Stock held by the NESCO Holders.

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Organizational Documents” means the Company’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Party” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Second Target” has the meaning set forth in Section 3(c).

“Second Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Second Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Second Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A hereto.

“Shareholder” means any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Sponsor Earnout Shares” means, collectively, the Minimum Target Sponsor Earnout Shares, the Second Target Sponsor Earnout Shares and the Maximum Target Sponsor Earnout Shares.

“Sponsors” has the meaning set forth in the preamble.

“Termination Event” has the meaning set forth in Section 21.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 7. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of the NESCO Holders holding a majority of the NESCO Shares. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 8. ECP. So long as ECP and its Affiliates are the beneficial owners of a majority of the NESCO Shares, at the written request of ECP, the NESCO Holder shall assign to ECP (or to an Affiliate of ECP designated in writing by it), without any further consent required from any other Party, all of its rights hereunder and, following such assignment, ECP (or an Affiliate designated in writing by it) shall be deemed to be the “NESCO Holders” for all purposes hereunder; provided, that ECP (or its Affiliate designated in writing) assumes in writing responsibility for its portion of the obligations of the NESCO Holders and that, if ECP designates an Affiliate in writing, then such Affiliate shall continue to be an Affiliate of ECP at all times.

Section 9. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 10. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to the Company:

Nesco, LLC

6714 Pointe Inverness Way, Suite 220

Fort Wayne, Indiana 45894

Attention:	Lee Jacobson
Bruce Heinemann

E-mail: lee.jacobson@nescorentals.com

             bruce.heinemann@nescorentals.com

(b) If to the NESCO Holders or ECP:

Energy Capital Partners III, LLC

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention:	Rahman D’Argenio
Chris Leininger

Email: rdargenio@ecpartners.com

          cleininger@ecpartners.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	William J. Benitez, P.C.
Cyril V. Jones

E-mail: william.benitez@kirkland.com

             cyril.jones@kirkland.com

(c) If to the Sponsors:

Capitol Investment Corp. IV

1300 17th Street North, Suite 820

Arlington, Virginia 22209

Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO

E-mail: mark@capinvestment.com

             dyson@capinvestment.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan

E-mail: paul.sheridan@lw.com

Section 11. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 13. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 14. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 16. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 17. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 17. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18. Entire Agreement. This Agreement, together with the Merger Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the Transactions contemplated by the Merger Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 20. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 21. Termination. Notwithstanding anything to the contrary contained herein, if the NESCO Holders (together with their Affiliates and permitted assignees) cease to Beneficially Own a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Section 1(g), (i), (j) and (k), Section 3, Sections 6 through 7, Sections 9 through 13, Sections 16 through 20, this Section 21 and Section 22 shall survive the termination of this Agreement.

Section 22. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:

NESCO HOLDINGS, INC.

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

NESCO Holder:

NESCO HOLDINGS, LP

By: NESCO Holdings GP, LLC
Its: General Partner

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

ECP:

[ENERGY CAPITAL PARTNERS III, LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[ENERGY CAPITAL PARTNERS III-A, LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[ENERGY CAPITAL PARTNERS III-B, LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

[ENERGY CAPITAL PARTNERS III-C, LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[ENERGY CAPITAL PARTNERS III-D, LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[ENERGY CAPITAL PARTNERS III (NESCO CO-INVEST), LP]

By: [Energy Capital Partners GP III, LP]
Its: General Partner

By: [Energy Capital Partners III, LLC]
Its: General Partner

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Sponsors:

CAPITOL ACQUISITION MANAGEMENT IV LLC

By:
Name:
Title:

CAPITOL ACQUISITION FOUNDER IV LLC

By:
Name:
Title:

By:
Name: Lawrence Calcano

By:
Name: Brooke Coburn

By:
Name: Richard Donaldson

By:
Name: Preston Parnell

By:
Name: Winston Lin

[Signature page to Stockholders’ Agreement]